SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 14, 2002

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Third Quarter Outlook

Jasper, IN (March 14, 2002) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its third quarter fiscal 2002 ending March 31, 2002. Kimball's third quarter results are scheduled to be released on Thursday, April 18, 2002, prior to the opening of the financial markets. This information is intended to comply with Kimball's obligation under the SEC's Regulation FD.

Kimball International expects its earnings for the third quarter of fiscal 2002 to be $0.12 to $0.16 per Class B share, exclusive of the previously announced $0.22 per Class B share gain on the sale of the Company's Boesendorfer piano subsidiary which will be recorded in the third quarter. Including the gain on the sale of the piano subsidiary, the Company expects its earnings for the third quarter of fiscal 2002 to be $0.34 to $0.38 per Class B share. These estimates include costs associated with executing the Company's restructuring plan announced in June, including adjustments to original cost estimates and costs expensed as incurred during the third quarter, which together are projected to total less than $0.01 per share. The Company reported earnings of $0.18 per Class B share for the prior fiscal year third quarter.

Sales in the Electronic Contract Assemblies Segment are projected to increase over the prior year third quarter, due to sales related to the Company's Auburn, Indiana facility which was acquired in the current fiscal year second quarter. Excluding sales related to the current year acquisition, sales in this Segment are estimated to be below the prior year level as certain markets are impacted by the softened economy. Net income is projected to approximate the prior year third quarter. Excluding the Auburn acquisition, net income in this Segment is projected to be below the prior year third quarter.

In the Furniture and Cabinets Segment, sales are projected to decline from the year ago comparable third quarter period as each of the primary markets within this segment continues to be impacted by the slower economy resulting in much lower sales volumes. Net income, exclusive of the gain on the sale of the piano subsidiary, is also projected to be below the prior year level, primarily related to the projected decline in sales volumes.

Kimball International will conduct a conference call on Thursday, April 18, 2002 following the release of its third quarter fiscal 2002 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about April 11, 2002.

The above third quarter fiscal 2002 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, successful execution of the Company's restructuring plan, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2001.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies Segment provides design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: March 14, 2002

3